Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SOVEREIGN BANCORP, INC.
     FIRST. The name of the Corporation is Sovereign Bancorp, Inc.
     SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is 1500 Market Street, Philadelphia, Philadelphia County, Pennsylvania 19102.
     THIRD. The Corporation was incorporated on March 24, 1987, under the provisions of the Business Corporation Law, the Act approved May 5, 1933, P.L. 364, as amended (the “Pennsylvania Business Corporation Law”). The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Law.
     FOURTH. The term of the Corporation’s existence is perpetual.
     FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 807,500,000 shares, divided into two classes consisting of 800,000,000 shares of common stock without par value (“Common Stock”) and 7,500,000 shares of preferred stock, having such par value as the board of directors shall fix and determine, as provided in Article SIXTH below (“Preferred Stock”).
     SIXTH. The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such Series And the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.
     SEVENTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.
     EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than six (6) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.
     NINTH. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.
     TENTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.
     ELEVENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:
          (a) any merger or consolidation of the Corporation with or into any other corporation;
          (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;
          (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

          (d) any transaction similar to, or having similar effect as, any of the foregoing transactions, if, in any case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast.
     If any of the transactions identified above in this Article ELEVENTH is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in the foregoing provisions shall, to the extent permitted by law, be in lieu of the vote of the shareholders otherwise required by law.
     The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, and/or if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH. The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast. The provisions of this Article ELEVENTH shall not apply to any transaction which is approved in advance by 66-2/3 percent (66-2/3%) of the members of the board of directors of the Corporation, at a meeting duly called and held.

     TWELFTH. [Intentionally omitted.]
     THIRTEENTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.
     FOURTEENTH. The authority to make, amend, alter, change or repeal the By-Laws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that Article Eight of the By-Laws of the Corporation relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 66-2/3 percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast.
     FIFTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.
     SIXTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article SIXTEENTH shall not apply if 80 percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation. The provisions of this Article SIXTEENTH shall be in addition to and not in lieu of any rights granted under Section 910 of the Pennsylvania Business Corporation Law and any amendment or restatement of such section (“Section 910”); provided, however, that if the provisions of this Article SIXTEENTH and Section 910 are both applicable in any given instance, the price per share to be paid for shares of capital stock of the Corporation issued, outstanding and entitled to vote shall be the higher of the price per share determined in accordance with this Article SIXTEENTH or the price per share determined in accordance with the provisions of Section 910.

     SEVENTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH, ELEVENTH and THIRTEENTH through FIFTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of 80 percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.
     EIGHTEENTH. The Control Transactions provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (25 Pa. C.S. § 2541 et seq.), as enacted by Act 36 of 1990, as amended, shall not be applicable to the Corporation.

APPENDIX I
SOVEREIGN BANCORP, INC.
RESOLUTION OF THE BOARD OF DIRECTORS
ADOPTED ON SEPTEMBER 19, 1989, AND
FILED WITH THE SECRETARY OF THE COMMONWEALTH OF PENNSYLVANIA
DEPARTMENT OF STATE ON OCTOBER 16, 1989
TERMS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
     RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, without par value, of the Corporation, to be designated “Series A Junior Participating Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock” or “this Series”), initially consisting of 25,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock are not stated and expressed in the Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Articles of Incorporation shall be deemed to have the meanings provided therein):
     1. Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be “Series A Junior Participating Preferred Stock” and the number of shares constituting such Series is Twenty-Five Thousand (25,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities of the Corporation convertible into shares of this Series.
     2. Dividends.
          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on April 1, July 1, October 1, and January 1 of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of this series, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Stock or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series. In the event the Company shall at any time after September 19, 1989 (the “Rights Declaration Date”) declare any dividend on the Common Stock payable in Common Stock, subdivide the outstanding Common Stock, or combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of this Series were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Stock outstanding immediately after such event and the denominator of which is the number of Common Stock that were outstanding immediately prior to such event.
          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of this Series, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than days prior to the date fixed for the payment thereof.
     3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Stock outstanding immediately after such event and the denominator of which is the number of Common Stock that were outstanding immediately prior to such event.
          (B) Except as otherwise provided herein, in any other resolutions creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
          (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     4. Certain Restrictions.
          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
               (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
               (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or
               (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred

Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other resolutions creating a series of Preferred Stock or any similar stock or as otherwise required by law.
     6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (B) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the

Corporation shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

     9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
     10. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Exhibit A
April 26, 2006
SOVEREIGN BANCORP, INC.
PRICING COMMITTEE OF THE BOARD OF DIRECTORS
RESOLUTIONS RE: TERMS OF SERIES C PREFERRED STOCK
     RESOLVED, that the Pricing Committee of the Board of Directors of Sovereign Bancorp, Inc. (the “Corporation”), pursuant to the authority granted to it under resolutions adopted by the Board of Directors of the Corporation (the “Board”) on April 20, 2006, hereby fixes the designation and the terms and conditions and relative rights, qualifications and restrictions of the Corporation’s Series C Non-Cumulative Perpetual Preferred Stock with a liquidation preference of $25,000 per share, as follows:
     Section 1. Designation. The designation of the series of preferred stock shall be Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to each other share of Series C Preferred Stock. Series C Preferred Stock will rank equally with Parity Stock (as hereinafter defined), if any, and will rank senior to Junior Stock (as hereinafter defined) with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     Section 2. Par Value; Number of Shares. Shares of the Series C Preferred Stock shall have no par value. The number of authorized shares of Series C Preferred Stock shall be 8,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board or any duly authorized committee of the Board and by the filing of a Statement With Respect to Shares (or any successor form or filing) with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended, stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.

     Section 3. Definitions. As used herein with respect to Series C Preferred Stock:
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not required or permitted by law, regulation or executive order to close in New York, New York or Philadelphia, Pennsylvania.
     “Depositary Company” shall have the meaning set forth in Section 6(d) hereof.
     “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
     “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
     “DTC” means The Depositary Trust Company, together with its successors and assigns.
     “Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     “Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     “Preferred Directors” shall have the meaning set forth in Section 7 hereof.
     “Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.
     Section 4. Dividends.
          (a) Rate. Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series C Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on August 15, 2006; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable is referred to herein as a “Dividend Payment Date”). A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series C Preferred Stock. Dividends on each share of Series C Preferred Stock will accrue, on a non-cumulative basis, on the liquidation preference of $25,000 per share at an annual rate of 7.30%. Dividends, if declared by the Board or a duly authorized committee of the Board, will be payable to holders of record of Series C Preferred Stock as they appear on our books on the applicable record date, which shall be the first day of the calendar month during which the dividend payment date falls, or such other record date fixed by the Board or a duly authorized committee of the Board from time to time, which shall not be more than 60 nor less than 10 days prior to such dividend payment date . Dividends payable on the Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.
          (b) Non-Cumulative Dividends. Dividends on shares of Series C Preferred Stock shall be non-cumulative. To the extent that any dividends on the shares of Series C Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on or before such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series C Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series C Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized capital stock of the Corporation.
          (c) Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, (i) no dividend or other distribution shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during a Dividend Period, unless, in each case, the full dividends for the then-current Dividend Period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. When dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series C Preferred Stock, and accrued dividends, including any accumulations on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.
     Section 5. Liquidation Rights.
          (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series C Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to Series C Preferred Stock upon liquidation, and the rights of the Corporation’s depositors and other creditors, to receive a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holders of Series C Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.
          (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series C Preferred Stock and all such Parity Stock.
          (c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
          (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease, exchange or other transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation, including a merger or consolidation in which holders of Series C Preferred Stock receive cash, securities or other property for their shares, be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.
     Section 6. Redemption.
          (a) Optional Redemption. The Corporation, at the option of the Board or any duly authorized committee of the Board, subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation) if then required, may redeem, in whole or in part, the shares of Series C Preferred Stock at the time outstanding, at any time on or after May 15, 2011, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series C Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid. The holders of Series C Preferred Stock shall not have the right to require or cause the Corporation to repurchase or redeem the Series C Preferred Stock.
          (b) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series C Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed by such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
          (c) Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series C Preferred Stock in proportion to the number of Series C Preferred Stock held by such holders or in such other manner as the Board or any duly authorized committee of the Board may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board or any duly authorized committee of the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

          (d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board or any duly authorized committee of the Board (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.
          (e) Any redemption of the Series C Preferred Stock is subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation), if such approval is then required.
     Section 7. Voting Rights. The holders of Series C Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

          (a) Supermajority Voting Rights — Senior Securities. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of (i) Series C Preferred Stock and (ii) any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the creation or issuance, or any increase in the authorized or issued amount of any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation;
          (b) Supermajority Voting Rights — Securities Convertible into Senior Securities. At the election of the Corporation, either (i) the creation or issuance of any obligation or security convertible into, or evidencing the right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation or (ii) the conversion of any convertible security into, or the exercise of any right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall require the affirmative vote or consent of the holders of at least two-thirds of all of the shares, unless the vote or consent of the holders of a greater number of shares shall then be required by law, of (x) Series C Preferred Stock and (y) any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose; and
          (c) Supermajority Voting Rights — Amendment. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of (i) Series C Preferred Stock and (ii) any other class or series of preferred stock whose rights, preferences, privileges or voting powers would be materially and adversely affected that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the amendment, alteration or repeal of any of the provisions of the Corporation’s Articles of Incorporation or the Statement With Respect to Shares filed with the Secretary of State of the Commonwealth of Pennsylvania with respect to the Series C Preferred Stock or any other series of preferred stock, if such amendment, alteration or repeal would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or of the holders thereof; provided, however , that (x) any increase in the amount of authorized preferred stock, the Series C Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof and (y) in no event shall any merger, consolidation or other similar transaction involving the Corporation, including any future transaction contemplated by the Investment Agreement, dated as of October 24, 2005 and amended as of November 22, 2005, between the Corporation and Banco Santander Central Hispano, S.A., require the approval of the holders of the Series C Preferred Stock, except (1) to the extent any right, preference, privilege or voting power of the Series C Preferred Stock is materially and adversely changed as a result of such merger, consolidation or similar transaction, and (2) to the extent required by law.
          (d) Special Voting Right.
               (i) Voting Right. If and whenever dividends on any shares of the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more Dividend Periods, whether or not for consecutive Dividend Periods (a

“Nonpayment”), the Board will be expanded by two members and the holders of the Series C Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote together as a single class (to the exclusion of the holders of common stock) for the election of two directors of the Corporation to fill such vacancies (the “Preferred Directors”), provided that the election of the Preferred Directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors, and provided further that the Board shall at no time include more than two Preferred Directors.
               (ii) Election. The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Series C Preferred Stock, and any other class or series of the Corporation’s stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(d)(i) above, the Board, within 30 days after the receipt of written request of at least 20% of the aggregate liquidation preference of the Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) (“Meeting Request”) shall (unless such Meeting Request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a meeting of the holders of Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) for the election of the Preferred Directors to be elected by them as provided in Section 7(d)(iii) below. The Preferred Directors shall each be entitled to one vote on any matter.
               (iii) Notice for Special Meeting. Notice for a special meeting of holders of the Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) shall be given in the manner provided in the Corporation’s bylaws for a special meeting of the Corporation’s shareholders. The Preferred Directors elected at any special or annual meeting will hold office until the next annual meeting of the Corporation’s shareholders, unless the Preferred Directors have been previously terminated or removed pursuant to Section 7(d)(iv) below. So long as a Nonpayment continues, any vacancy in the office of a Preferred Director (other than prior to the initial election of a Preferred Director) may be filled by the vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock (together with any and all other class or series of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of shareholders.
               (iv) Termination; Removal. If and when full dividends on the Series C Preferred Stock have been regularly paid for at least four subsequent dividend periods, whether or not consecutive, following a Nonpayment on the Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, the holders of the Series C Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), and the terms of office of the Preferred Directors shall immediately terminate and the number of directors on the Board shall automatically decrease by two. The Preferred Directors may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(d).
          (e) For purposes of this Section 7, each holder of Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, which is entitled to vote on any matter, will be entitled to vote with respect to such matter, together as a single class, pro rata in accordance with the respective aggregate liquidation preference of all shares of Series C Preferred Stock and such other class or series of preferred stock owned by each holder which is entitled to vote on such matter.
          (f) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series C Preferred Stock to effect such redemption, as provided in Section 6(d) above.
     Section 8. Conversion. The holders of Series C Preferred Stock shall not have any rights to convert such Series C Preferred Stock into shares of any other class of capital stock of the Corporation.
     Section 9. Rank. Notwithstanding anything set forth in the Articles of Incorporation or otherwise provided herein to the contrary, the Board or any authorized committee of the Board, without the vote of the holders of the Series C Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Sections 7(a) and 7(b), any class of securities ranking senior to the Series C Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
     Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series C Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
     Section 11. Unissued or Reacquired Shares. Shares of Series C Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

     Section 12. No Sinking Fund. Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.
     RESOLVED FURTHER, that the proper officers of the Corporation are hereby authorized and directed, for and on behalf of the Corporation, to take any and all actions, and execute any and all documents, to effect the foregoing resolutions.